Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on August 3, 2017 to be effective as of July 1, 2017 (the “Effective Date”), by and between Ryan W. Oviatt (“Executive”) and Profire Energy, Inc., a Nevada corporation (the “Company”).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated September 4, 2015 (the “Prior Agreement”), pursuant to which the Company employs Executive; and
WHEREAS, the Company and Executive desire to amend, restate and replace the Prior Agreement, on the terms and conditions provided in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.Term. Executive’s employment hereunder shall commence on or prior to the Effective Date and shall continue until August 31, 2020 (“Extension Date”), unless terminated earlier pursuant to Section 5 of this Agreement; provided, that, on such Extension Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least sixty (60) days’ prior to the applicable Renewal Date. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
2.    Position and Duties.
2.1    Position. During the Employment Term, Executive shall serve as the Chief Financial Officer of the Company (the “Position”), reporting to the Chief Executive Officer of the Company. In such Position, Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Chief Executive Officer, which duties, authority, and responsibility are consistent with Executive’s Position including without limitation being responsible for the day-to-day management of the Company’s finances and financial and accounting records and statements. Executive shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation.
2.2    Duties. During the Employment Term, Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and will not engage in any other competitive business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, Executive will be permitted to: (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee or committee member of any type of business, civic, or charitable organization; and (b) purchase or own less than five percent (5%) of the publicly traded securities of any entity; provided, that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided, further, that the activities described in clauses (a) and (b) do not interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.

3.    Place of Performance. The principal place of Executive’s employment shall be Company’s principal executive office, which is currently located at 321 S 1250 W, Suite 1, Lindon, Utah 84042; provided, that Executive may be required to travel on Company business during the Employment Term.
4.    Compensation.
4.1    Base Salary. The Company shall pay Executive an annual rate of base salary of $243,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the by the compensation committee of the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase Executive’s base salary during the Employment Term. Executive’s annual base salary shall be adjusted to $250,000 on January 1, 2018 unless the Company does not meet the original budget projection for Revenue and EBITDA for 2017 as set forth in the fiscal year 2017 budget reviewed and agreed with the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
4.2    Annual Incentive Plan. For each calendar year of the Employment Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), in the amount (if any) determined by the Compensation Committee in accordance with the terms and eligibility requirements of the Company’s then-current Annual Incentive Plan or its successor plan, adopted by the Compensation Committee from time to time.
4.3    Long-Term Incentive Plan. During the Employment Term, Executive shall be eligible to participate in the Company’s then-current Long-Term Incentive Plan or any successor plan, subject to the terms of the Long-Term Incentive Plan or its successor plan, as determined by the Board or the Compensation Committee, in its discretion.
4.4    Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
4.5    Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
4.6    Vacation; Paid Time-Off. Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.
4.7    Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
4.8    Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a

“Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.
4.9    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
5.    Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason as provided in this Section 5. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1    Expiration of the Term, for Cause, or Without Good Reason.
(a)    Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by Executive without Good Reason. If Executive’s employment is terminated upon either party’s failure to renew the Agreement, by the Company for Cause, or by Executive without Good Reason, Executive shall be entitled to receive:
(i)    any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Company’s next pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;
(ii)    reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)    such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
Items 5.1(a)(i) through 5.1(a)(ii) are referred to herein collectively as the “Accrued Amounts.”
(b)    For purposes of this Agreement, “Cause” shall mean: (i) Executive’s failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s failure to comply with any valid and legal directive of the Board; (iii) Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates; (iv) Executive’s embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with the Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Executive’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates; (vi) Executive’s willful unauthorized disclosure of Confidential Information (as defined below); (vii) Executive’s breach of any material obligation under this Agreement or any other written agreement between Executive and the Company; or (viii) any material failure by Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.
Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. The Company may place Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.
(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent: (i) a reduction in Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions, or is otherwise agreed by the Executive; (ii) a relocation of Executive’s principal place of employment by more than one hundred (100) miles; (iii) any breach by the Company of any material provision of this Agreement; or (iv) a material, adverse change in Executive’s authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement.

Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after the initial existence of such grounds and the Company has had at least forty-five (45) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate his employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
5.2    Without Cause or for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Company without Cause. In the event of such termination, Executive shall be entitled to receive: (i) the Accrued Amounts; and (ii) subject to Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within ten (10) days, or such other waiting period as required by law for effectiveness, following the Termination Date (such deferral period, the “Release Execution Period”), Executive shall be entitled to receive the following
(a)    continued Base Salary for eighteen (18) months following the Termination Date, payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within thirty 30) days following the Termination Date; provided, that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year;
(b)    a payment equal to the product of: (i) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date (as determined in accordance with Section 5.6) occurs based on achievement of the applicable performance goals for such year; and (ii) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives of the Company;
(c)    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the fifteenth of the month immediately following the month in which Executive timely remits the COBRA premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18)-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of fines or penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA and avoid such fines or penalties.
(d)    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s Long-Term Incentive Plan and the applicable award agreements.
Items 5.2(a) through 5.2(d) are referred to herein collectively as the “Severance” and the eighteen (18)-month period following the Termination Date referred to in Items 5.2(a) and 5.2(c) is referred to herein as the Severance Period.”
5.3    Death or Disability.
(a)    Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.
(b)    If Executive’s employment is terminated during the Employment Term on account of Executive’s death, Executive’s estate and/or beneficiaries, as the case may be, shall be entitled to receive: (i) the Accrued Amounts; and (ii) the Severance except the Severance Period shall be reduced to twelve (12) months.
(c)    If Executive’s employment is terminated during the Employment Term on account of Executive’s Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive: (i) the Accrued Amounts; and (ii) subject to Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and his execution of the Release and such Release becoming effective within the Release Execution Period, the Severance except the Severance Period shall be reduced to twelve (12) months.
(d)    For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for an aggregate of one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, in the event that the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
5.4    Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Term (other than termination pursuant to Section

5.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:
(a)    The termination provision of this Agreement relied upon;
(b)    To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and
(c)    The applicable Termination Date.
5.5    Termination Date. Executive’s “Termination Date” shall be:
(a)    If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;
(b)    If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;
(c)    If the Company terminates Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;
(d)    If the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination or, if no such Terminate Date is specified, the date on which such Notice of Termination is delivered;
(e)    If Executive terminates his employment hereunder with or without Good Reason, the date specified in Executive’s Notice of Termination or, if no such Terminate Date is specified, the date on which such Notice of Termination is delivered; and
(f)    If Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.
5.6    Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.
5.7    Section 280G.
(a)    If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments”

within the meaning of Section 280G of the Code and would, but for this Section 5.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.
(b)    All calculations and determinations under this Section 5.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.    Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided, that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary on the Termination Date.
7.    Confidential Information. Executive acknowledges and agrees that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.
7.1    Confidential Information Defined.
(a)    Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, computer code (including, without limitation, source, object or executable code), applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company, its affiliates and their respective business, of any existing or prospective customer, supplier, investor, associated third party, or of any other person or entity that has entrusted information to the Company or its affiliates in confidence.
Executive acknowledges and agrees that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive acknowledges and agrees that Confidential Information includes information developed by him in the course of his employment by the Company (whether pursuant to this Agreement, the Prior Agreement or otherwise) as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided, that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.
(b)    Company Creation and Use of Confidential Information. Executive acknowledges and agrees that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of designing, developing, producing, assembling, marketing, distributing, selling, installing, or servicing oilfield burner management technology and other oilfield-management technologies. Executive acknowledges and agrees that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.
(c)    Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided, that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.
(d)    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:
(i)    Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.
(ii)    If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (A) files any and all documents containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.
Executive acknowledges and agrees that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after the Effective Date or the date Executive began employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.
8.    Restrictive Covenants.
8.1    Acknowledgement. Executive understands that the nature of Executive’s Position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. Executive acknowledges and agrees that the intellectual and other executive and management services he provides to the Company are unique, special and extraordinary. Executive further acknowledges and agrees that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.
8.2    Non-Competition.
(a)    Restrictions. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, during the Employment Term and for a period of eighteen (18) months thereafter, to run consecutively, beginning on the last day of Executive’s employment with the Company (for any reason or no reason and whether employment is terminated at the option of Executive or the Company), Executive agrees and covenants not to engage in Prohibited Activity anywhere in the world.
(b)    Definition. For purposes of this Section 8, “Prohibited Activity” is any activity in which Executive participates or contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of designing, developing, assembling, producing, marketing, distributing, selling, installing, or servicing oilfield burner management technology and other oilfield-management technologies. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.
(c)    Exceptions. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.
8.3    Non-Solicitation of Employees. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Employment Term and for a period of five (5) years thereafter, to run consecutively, beginning on the last day of Executive’s employment with the Company (for any reason or no reason and whether employment is terminated at the option of Executive or the Company).
8.4    Non-Solicitation of Customers.
(a)    Acknowledgement. Executive acknowledges and agrees that because of Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services provided by the Company. Executive acknowledges and agrees that loss or unauthorized disclosure of Customer Information, or the loss of any customer relationship or goodwill, will cause significant and irreparable harm to the Company.
(b)    Executive agrees and covenants, during the Employment Term and for a period of five (5) years thereafter, to run consecutively, beginning on the last day of Executive’s employment with the Company (for any reason or no reason and whether employment is terminated at the option of Executive or the Company), not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and text message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.
9.    Non-Disparagement. Executive agrees and covenants that he will not at any time (during or after the Employment Term) make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 9 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided, that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.
10.    Acknowledgement. Executive acknowledges and agrees that: (i) the services to be rendered by him to the Company are of a special and unique character; (ii) Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment with the Company; (iii) the restrictive covenants and other terms and conditions of this Agreement are reasonable and necessary to protect the legitimate business interest of the Company; (iv) the amount of his compensation reflects, in part, all of Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; (v) Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and (vi) Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.
11.    Remedies; Tolling. In the event of a breach or threatened breach by Executive of Section 7, Section 8, or Section 9 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to obtain, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Should Executive breach or violate any of the terms of Section 7, Section 8, or Section 9 of this Agreement, the period of restriction during which the provision or obligation subject to such breach is to be in effect shall be tolled for the duration of such breach or violation, and will run from the first date on which Executive ceases to be in breach or violation of such provision or obligation.
12.    Proprietary Rights.
12.1    Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company (whether pursuant to this Agreement, the Prior Agreement or otherwise) and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign: (a) patents, patent disclosures and inventions (whether patentable or not); (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases; (d) trade secrets, know-how, and other confidential information; and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.
For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.
12.2    Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
12.3    Further Assurances; Power of Attorney. During and after his employment with the Company (whether pursuant to this Agreement, the Prior Agreement or otherwise, whether employment is terminated for any reason or no reason and whether employment is terminated at the option of Executive or the Company), Executive agrees to reasonably cooperate with the Company to: (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.
12.4    No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.
13.    Security.
13.1    Security and Access. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including, without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources, except in accordance with the Company’s then-current policies regarding Facilities and Information Technology Resources or as otherwise approved by the Board; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.
13.2    Exit Obligations. Upon the termination of Executive’s employment with the Company (for any reason or no reason and whether employment is terminated at the option of Executive or the Company), or upon the Company’s request at any time during Executive’s employment with the Company, Executive shall: (i) provide or return to the Company any and all Company property, including, without limitation, all keys, key cards, access cards, identification cards, security devices, credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data, and all Company documents, files and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his employment by the Company (whether pursuant to this Agreement, the Prior Agreement or otherwise); and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.
14.    Publicity. Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment or other compensation to Executive. Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.
15.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Utah, without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a court of the State of Utah located in Salt Lake County or Utah County, or a federal court of the United States located in the District of Utah. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
16.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter (including, without limitation, the Prior Agreement). This Agreement amends and restates the Prior Agreement in its entirety. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
17.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an officer of the Company (other than Executive) expressly authorized by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of such provision or condition at any other time, or any other provision or condition, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof or to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
18.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such holding shall not affect the validity of the remainder of this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
20.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts to this Agreement may be executed, transmitted and delivered electronically, by email in portable document format (.pdf), or by other electronic means which create and store a retrievable image of an original signature.
21.    Section 409A.
21.1    General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations, proclamations and procedures promulgated thereunder (as amended, modified or superseded, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
21.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with the termination of Executive’s employment with the Company is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
21.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided to Executive under this Agreement shall be provided in accordance with the following:
(a)    the amount of expenses eligible for reimbursement to Executive, or in-kind benefits provided to Executive, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)    any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)    any right of Executive to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
22.    Notification to Subsequent Employer. When Executive’s employment with the Company terminates (for any reason or no reason and whether employment is terminated at the option of Executive or the Company), Executive agrees to notify any subsequent employer or contractor of Executive of the restrictive covenants contained in this Agreement. Executive will also deliver a copy of such notice to the Company before Executive commences and other employment or engagement following the Termination Date. In addition, Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated, or possible future employer or contractor.
23.    Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
24.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier and addressed, if to Executive, to Executive’s address set forth in the Company’s records, or if to the Company, to its principal office, to the attention of the Board.
25.    Representations of Executive. Executive represents and warrants to the Company that Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not: (i) conflict with or result in a breach or violation of, or a default under, any contract, agreement or understanding to which Executive is a party or by which Executive is otherwise bound; or (ii) violate any confidentiality, non-disclosure, non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.
26.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
27.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
28.    Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

The Company:
PROFIRE ENERGY, INC.

By:	/s/Brenton W. Hatch
Name:	Brenton W. Hatch
Title:	Chief Executive Officer

Executive:
/s/ Ryan W. Oviatt
Ryan W. Oviatt